Wegener Corporation and subsidiary

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wegener Corporation
Johns Creek, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-08017 and 333-27527) and Form S-8 (No. 33-45390, 33-42007, 333-29887, 333-51205 and 333-29889) of Wegener Corporation of our reports dated November 15, 2010, relating to the consolidated financial statements and schedule appearing in the Company’s Annual Report on Form 10-K for the year ended September 3, 2010. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Atlanta, Georgia	Habif, Arogeti & Wynne, LLP.
November 15, 2010